Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185318 and No. 333-232532 on Form S-8, and No. 333-238931 on Form S-3ASR of our reports dated January 28, 2022, relating to the consolidated financial statements of Jefferies Financial Group Inc. (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended November 30, 2021.

/s/ Deloitte & Touche LLP

New York, New York
January 28, 2022